Exhibit 10.29

December 4, 2019

Marc A. Bruno

Dear Marc:

We are pleased to inform you of your change of assignment within the Executive Leadership Council (ELC).

Enclosed are three copies of the Offer Detail Summary highlighting the specifics associated with your new assignment. Agreement, dated May 6, 2008, will remain in effect and unchanged except as modified by this offer letter with respect to position, salary and bonus. We ask that you please retain one copy for your records and return two signed copies of this letter to Erin Duclos, Vice President, Talent Acquisition.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me at 215.238.3203. Congratulations!

Sincerely,

/s/ Lynn McKee
Lynn McKee
Executive Vice President, Human Resources

Please sign and date below acknowledging that you have received this letter and accepted our offer.

Accept:	Marc Bruno
(Please Print Name)

	/s/ Marc Bruno	December 10, 2019
	(Please Sign Name)	Date

Exhibit 10.29
Marc A. Bruno
Offer Detail Summary
December 4, 2019

Title:	Chief Operating Officer, U.S. Food & Facilities

Level:	Executive Leadership Council Band 2 ELT

Reports To:	John Zillmer, Chief Executive Officer Aramark

Location:	Philadelphia, PA

Effective Date:	November 19, 2019

Base Salary:	$625,000

Bonus:	You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2020. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. The current guideline for your position is a target bonus of 100% of base salary. Your actual bonus paid for Fiscal Year 2020 will be prorated as appropriate.

Equity Incentives:
You have been recommended to the Compensation and Human Resources Committee of the Board of Directors to receive equity grants with a value of $1,750,000. This value is represented by the award associated with this promotion and awarded on December 4, 2019 ($250,000) plus the annual award value that was awarded on November 21, 2019 ($1,500,000).

Benefits:
You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

Auto Allowance:	You will continue to be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.

This offer letter, along with the agreements referenced herein, sets forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.